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-----------------                              U.S. SECURITIES AND EXCHANGE COMMISSION                  ---------------------------
| F  O  R  M  4 |                                      Washington, D.C. 20549                           |       OMB APPROVAL     |
-----------------                                                                                       |-------------------------|
                                           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 |OMB Number      3235-287|
[ ] Check this box if                                                                                   |Expires:    Sep  30,1998|
    no longer Subject        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    |Estimated ave. burden   |
    to Section 16.              Section 17(a) of the Public Utility Holding Company Act of 1935 or      |hours per esponse....0.5|
                                         Section 30(f) of the Investment Company Act 1940               ---------------------------
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|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to |
|                                        |                                                |  Issuer (Check all Applicable)       |
|  FREEDMAN                              |  NEW BRUNSWICK SCIENTIFIC CO., INC. (NBSC)    |                                       |
|                                        |                                                | X Director            X 10% Owner    |
|----------------------------------------|------------------------------------------------|---                   ---             |
|      (Last)             (First)    (MI)|3.IRS or Soc. Sec. No. |4.Statement for Month/  | X Officer               Other        |
|                                        |  of Reporting Person  |  Year                  |--(give title below) --(Specify below)|
|  44 TALMADGE RD                        |  (Voluntary)          |  OCT 99               |  CHAIRMAN OF THE BOARD                |
|                                        |                       |                        |---------------------------------------|
|----------------------------------------|  ###-##-####          |------------------------|7. Individual or Joint/Group Filing   |
|      (Street)                          |                       |5.If Amendment, Date of |   (Check Applicable Line)            |
|                                        |                       |  Original (Month/Year) |                                      |
|  EDISON              NJ       08818    |                       |                        |  X Form filed by One Reporting Person|
|                                        |                       |                        |---                                   |
|                                        |                       |                        |    Form filed by More than One       |
|                                        |                       |                        |--- Reporting Person                  |
|---------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)                                                                                          |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned   |
|---------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Transac-  |3.Trans. |4.Security Acquired (A) or     |5.Amount of      |6.  |7.Nature of ndirect|
|  (Instr. 3)                   |  tion Date |  Code   |  Disposed of (D)              |  Securities     |Own.|  Beneficial       |
|                               |(Mon/Day/Yr)|(Instr.8)|  (Instr. 3, 4 & 5)            |  Beneficially   |Form|  Ownership        |
|                               |            |---------|-------------------------------|  Owned at End of|(D) |  (Instr. 4)       |
|                               |            |    |    |                |(A) |         |  Month          |or  |                   |
|                               |            |Code| V  |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |(I) |                   |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|-------------------|
|                               |            |    |    |                |    |         |                 |    |     .             |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|-------------------|
|  NEW BRUNSWICK SCIENTIFIC CO. | Oct 20,1999| G  |    | 53,592         | D  |  N/A    | 610,940(a)      | D  |                   |
|  INC. - COMMON STOCK          |            |    |    |                |    |         | 142,290(a)(b)   | D  |Phyllis Freedman,  |
|                               |            |    |    |                |    |         |                 |    |Wife               |
|                               |            |    |    |                |    |         | 54,017(a)       | I  |David Freedman,    |
|                               |            |    |    |                |    |         |                 |    |Marital Trust      |
|                               |            |    |    |                |    |         | 2,310(a)        | I  |Phyllis Freedman,  |
|                               |            |    |    |                |    |         |                 |    |                   |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|------------------ |
|                               |            |    |    |                |    |         |                 |    |                   |
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Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 1474 (7-98)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                                                                      PAGE:  1 OF 2
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FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)
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|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of          |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature|
|Derivative|sion or  |Trans|  saction|  Derivative         |Exercisable|  of Underlying      |Derivative|  of      |Own.|   of    |
|Security  |Exercise |Date |  Code   |  Securities         |and        |  Securities         |Security  |Derivative|Form|Indirect |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or    |Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  Beneficial|
|          |Deriva-  | Day/|         |  Disposed of (D)    |Date       |                     |          |Benefi-   |Deri|Ownership|
|          |tive     |Year)|         |  (Instr. 3, 4 & 5)  |(Month/Day/|                     |          |cially    |Sec.|(Instr. )|
|          |Security |     |         |                     |   Year)   |                     |          |Owned at  |Dir.|         |
|          |         |     |         |                     |-----------|---------------------|          |End of    |(D) |         |
|          |         |     |         |                     |     |     |          |Amount or |          |Month     |or  |         |
|          |         |     |---------|---------------------|Date |Exp. |   Title  |Number of |          |(Instr. 4)|Ind.|         |
|          |         |     |Code| V  |    (A)   |    (D)   |Exbl.|Date |          |Shares    |          |          |(I) |         |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|---------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |         |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|---------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |         |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |         |
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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal           /s/        David Freedman                 10/25/1999
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).          --------------------------------------------  ----------
                                                                               **Signature of Reporting Person              Date
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 1474 (798)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD Number
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